Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (5)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Common Stock, $0.01 par value per share, issuable upon exercise of Prefunded Warrants (2)	457(g)	538,789	$2.7323	$1,472,133	0.0001102	163.00
Fees to be Paid	Equity	Common Stock, $0.01 par value per share, issuable upon exercise of Warrants (3)	457(g)	1,052,631	$2.7323	$2,876,104	0.0001102	317.00
Fees to be Paid	Equity	Common Stock, $0.01 par value per share, issuable upon exercise of Placement Agent Warrants (4)	457(g)	63,158	$2.9688	$187,503	0.0001102	21.00

		TOTALS		1,654,578		4,535,740		$500.00

(1) Represents the shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Palisade Bio, Inc. (“Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock issuable upon the exercise of Prefunded Warrants to purchase common stock at an exercise price of $0.0001 per share issued by the Registrant in a private placement on January 4, 2023.

(3) Represents shares of common stock issuable upon the exercise of Warrants to purchase common stock at an exercise price of $2.375 per share issued by the Registrant in a private placement on January 4, 2023.

(4) Represents shares of common stock issuable upon the exercise of Placement Agent Warrants to purchase common stock at an exercise price of $2.9688 per share issued by the Registrant in a private placement on January 4, 2023.

(5) Pursuant to Rule 457(g) under the Securities Act, calculated based on the greater of (i) on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on January 10, 2023, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached ($2.7323 per share) or (ii) the exercise price of the applicable warrant.